Exhibit 21.1
Subsidiaries of Bravo Brio Restaurant Group, Inc.

Entity	Jurisdiction

Brio Tuscan Grille of Maryland, Inc.	MD
Cherry Hill Two, LLC	NJ
Bravo Development of Kansas, Inc.	KS